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FISKER TRANSCRIPT

Joseph Spak:	Good day, everyone. I’m Joseph Spak, the lead automotive analyst here at RBC Capital Markets, and today we’re pleased to host this call with Fisker. Joined by CEO Henrik Fisker and Dan Galves, vice president of investor relations. Fisker’s building a technology-enabled, asset-life automotive business, and their first vehicle, the Ocean, is targeting production to begin in late 2022. So we’re going to get into a lot of that and much more. But first, Henrik and Dan, I wanted to welcome you, and thanks for joining us on the line today.

Henrik Fisker:	Thank you, Joe.

Dan Galves	Thanks, Joe.

Joseph Spak:	To start, Henrik, and maybe again just to lay some of the groundwork—my brief little intro probably wasn’t sufficient or didn’t do you justice, so—for those that are less familiar with the story—maybe you could give them a brief introduction about yourself, your experience in the automotive industry and, of course, about Fisker.

Henrik Fisker:	Absolutely, thank you. Yes, welcome, everybody, to this call. First of all, you know, I have about 30 years’ experience in the car industry with BMW, Aston Martin and Ford Motor Company, and then, of course, I worked a bit in the early days with Tesla back in 2006 and ’07, and then launched Fisker Automotive in 2007. So I’ve been in the electric car industry probably about 13 years now. And originally, when I started—when Tesla started—I think everything was about making an electric car. But Fisker Inc. is really about disrupting the entire automotive industry. And I think everybody I’ve seen has a lot of electric car companies out there all wanting to make an electric car. And, of course, we need the car. But I think the real fundamentals is: “How is the automotive industry going to look like in five to ten years from now? What is going to drive the industry forward for better profit margins? How are we going to adapt to different consumer habits?” And that’s really what Fisker Inc. is about. And just to give you three highlights of what we are disrupting, one is the development of the vehicle, which normally takes four to five years and two, three, four, five billion dollars. We are disrupting that in a really unique way with something we call FF-PAD; I can explain a little bit about that later. And then the second point which we are disrupting is taking more the approach of the technology industry, like Apple and Foxconn for instance, and really saying, “Do we really need to go out and prove to somebody that we can learn how to build a car, or would we rather have some experts building our car and guaranteeing quality?” So we are working. We’ve just done a big deal with Magna, where we are making sure that the first vehicles that come off the line is not only high-quality, but that we can ramp up in three months instead of three years. This is not really our intent—to go out and prove to somebody that we can build a car. We don’t think it’s important. We don’t think we need to own a plant and operate it, at least not at this point in time. So, that’s a pretty big decision. It gives us—it frees up a tremendous amount of cash and de-risks this entire business enormously. And the third part is the consumer. How are consumers going to buy vehicles in the future, and what do they think about cars in the future? A young person today that probably drives—gets in a car the first time without their parents—is probably not in a five-speed manual BMW but rather in the backseat of an Uber. And that’s a totally different experience. This vehicle was called on an app digitally, and the experience is probably not very emotional mechanical-wise, but it’s instant mobility. So, with that in mind, we have developed a proprietary app, which we have done in-house. And with that, we’re able to give you a complete digital experience. And, on top of that, we have created a flexible lease which allows you to lease this vehicle and give it back any time for an incredible competitive price. So those are the fundamentals where we are changing the entire industry, and we think that that makes us unique and completely differentiated not only from other start-ups but quite frankly from any car company. And then, of course, there’s the vehicles themselves. Because we are working with Magna on this platform deal, we are able to bring the Fisker Ocean to market for a fraction of the cost—a normal vehicle’s cost—to bring to market and for almost half the time. And the program has already been running for several months—so smooth, that we are already starting our second vehicle design. So that’s something where we can accelerate products to market much quicker than anybody else. So that’s our high-level—what Fisker Inc. is about. We want to build one of the best car companies in the world, but we are going to be a digital car company coming out with the most emotional and sustainable vehicles. Sustainability is definitely a cornerstone for us; it’s a very important brand filler that we think is going to be important, specifically for the younger generation.

October 20, 2020

Joseph Spak:	Thanks for that overview, and I want to sort of dive into a lot of those topics you brought up, so I think a good overall intro. Maybe to start, because it is, I think, one of the more unique and sort of differentiating approaches to market—certainly from traditional automakers but even from a lot of the other electric vehicle start-ups—you’re on the extreme end of, sort of, the spectrum of platform-sharing and outsource manufacturing. So, really, you sort of alluded to it – this idea that autos can look more like, maybe, the smartphone industry, or specifically maybe in Apple, where you have this design house and you do the sales and marketing strategy but you rely on others for—to help, you know, produce the product. You did touch on this a little bit and, certainly, I think the capital costs and the savings are one of the big advantages—but maybe you could talk a little more about some of the advantages, some of the risks you see involved in the strategy and also a little bit about the Fisker program, where it seems like it is flexible and you can ultimately be platform-agnostic and maybe build on other platforms, should they become available.

Henrik Fisker:	Yeah, absolutely. So, you know, of course the car is an extremely complex product—much more complex than a phone. So that’s why platform-sharing is not just something that anybody can do; there’s a huge risk that, if you try and do it and don’t understand it, then you’re going to end up with a not-great product that doesn’t fit into your own brand. However, we have spent several years working out a specific development method that we call FF-PAD, which stands for “Fisker flexible platform adaptive design.” And that is not a hardware; that is a process of how we are able to design a vehicle and adapt it to different platforms. And we have already shown how that works by showing two prototypes—we just shared another one here a few days ago—same design on two completely different platforms. And what that - you know, this is a real know-how and differentiator and is proprietary to us and, normally, it would probably take you six months to design a vehicle and then another six to nine months to build the driving prototypes. We are able to actually build a fully driving prototype in seven to eight weeks, which is way faster than anybody else, and this is proprietary to us, the way we do this. And we’re also able to actually use different platforms, and that allows us to go out and make deals with other companies like Magna, where we basically go in and use a platform where Magna has already spent over two years developing an electric-vehicle platform, extremely advanced, all aluminum—and, you know, done all the durability testing. And we don’t have to do all that. We don’t have to do all the integration of all the parts from, you know, known suppliers like Bosh and Continental, whatever it might be—like any other car maker would be. And you can’t underestimate that these two or three years of development time is billions of dollars or hundreds of millions of dollars and it demands a lot of people, a lot of staff, to do all this. And it’s quite boring; it’s not very exciting, but it has to be done. So, by having this platform strategy, we’re able to go in and use a platform where a lot of this work had already been done. Now why would somebody like Magna do that with us, and why would they allow us to shave off this time and cost? Well, because this platform is designed to be used by several OEMs. In fact, there’s already another OEM that’s going to use this platform, and it’s a very, very different vehicle they’re doing. It looks nothing like ours. But the advantage here is that we get immediate volume on our vehicle, so we are not a niche-maker that comes out and says, “We’re going to make just, you know, 50,000 cars a year.” This platform has been designed to eventually be producing several hundred thousand vehicles a year, maybe by two or three or four different OEMs. And that means we are accelerating into the entire volume game from the beginning. And, if you look at any car company today, even the biggest car companies—there’s nobody that makes 100,000 electric vehicles of one car except for Tesla and Nissan, I believe. Everybody else is below that volume, and that’s why they struggle to make money. That’s why they struggle to come out with the right-priced cars. So that’s one of the biggest differentiators and advantages for us, but it does mean that you need to understand how to do this platform-sharing, and it’s incredibly difficult and we have to spend a lot of time to figure out how to do it, how to fulfill worldwide legislation, etc. that you have to design into these vehicles. But I would say that this for us is probably a huge competitive advantage. It also allows us to immediately start the next design, and coming out with vehicles right after each other—which normally you will see even if you look at competitors’ start-ups or some of the more well-known out there, they sometimes take two or three years to come up with a second vehicle. We won’t do that; we’ll come out with a second vehicle already within 12 months—probably even quicker, after nine months of having launched the Fisker Ocean.

October 20, 2020

Joseph Spak:	Yes, well, let’s dive a little bit maybe into that Magna partnership. I think a lot of investors on this call may be familiar with Magna’s contract-manufacturing ability, a little bit less so with their EV platform. And I’m sure you’ve looked and vetted into diligence on many platform candidates. What did you see from Magna that differentiated them and made them the right fit and best partner for Fisker? How robust is that EV platform? And maybe if you could provide some details on how much capacity they’re giving you?

Henrik Fisker:	Well, first of all, of course Magna has already developed this platform over several years, and it has not been out in the public domain, so that’s why nobody really knows about this—except, probably, some OEMs that have looked at it. And that’s the sort of difference to some of the other platforms which we know about and that we looked at. Now the advantage specifically to this platform is that it is brand-new. It wasn’t developed five years ago; you know, it’s been developed over the last couple of years with all the latest state-of-the-art technology. It’s aluminum; it’s lightweight. But some of the reasons why we chose this platform – because we were looking for a platform that could give us a competitive edge in certain areas. And one of them, for instance, is that this platform is specifically designed – the architecture is laid out in a way that we can get quite a large battery in this vehicle. And at the end of the day, you can do a lot with lightweight and aerodynamics and you can do a lot with software—but battery size ultimately is important for the range. And this platform offered us a larger battery than any of the other platforms we looked at. So that was an important point for choosing this. Secondly, you know, we have an estimated BOM (bill of materials) cost in our investor deck, and that was all based on discussions. Now we have a firm agreement with Magna and we know we not only are at that BOM but we actually expect to be slightly below this BOM when we have in our investor materials. So that’s an important point—that this cost of this platform fitted perfectly into our business model, even slightly better. And that’s something for any EV start-up for sure—that is probably impossible to assess this early on because, when you haven’t developed anything, it’s impossible to truly say what the cost of the platform or the vehicle is going to be—even if you have it in your deck. It’s something that traditional car makers can do because they’ve done it again and again, and they can estimate from last year’s whatever platform cost what the new one will be. So this is something where, because we have this platform, we’re able to fit that into our business model. We can see it. It’s real numbers, and that’s a big advantage. Third, we were looking at comparing these platforms to each other and, as we had shown our vehicle originally in the beginning of this year, we had a lot of customers asking if we were able to put a third seat row in the vehicle, and only the Magna platform, of the platforms we looked at, were able to do that. So this was another important point for us. And then, finally, the electrical architecture we’re going to be able to do in this vehicle is going to be the best of the best. It’s going to be amazing. We have a lot of amazing features that we are going to show in this vehicle that we obviously won’t give it away to the competition yet. But as we move to what’s essentially a car becoming, you know, IoT on wheels, we need to have the top electrical architecture to be able to incorporate all the software features and functions that we want, and this vehicle allows us to do that so that we can stay ahead of the competition and create some new things for our customers that our competitors don’t have. So those were some of the areas that made us choose this platform.

October 20, 2020

Joseph Spak:	So it sounds like, first of all, it’s encouraging to hear, I guess, about the bill of materials and now you get to firm up some numbers. But also, if I were to paraphrase, it sounds like you said you think this platform gives you a little bit more scalability in terms of offering different types of vehicles, be it a third row or maybe some other types of vehicles versus some of the options you were looking at.

Henrik Fisker:	Correct. And I mean…

Joseph Spak:	Yeah.

Henrik Fisker:	That’s fair. And also, you know, when we look at the platform, we are looking at producing more than one vehicle, meaning more than one type of vehicle. So we’re definitely planning at least one more model on this platform, and this platform—and you asked about how much capacity Magna is giving us. You know, we’re planning conservatively 50,000 vehicles in ’23. That’s our first full-year production; we don’t really count in ’22 because that’s not a full year. It’s just the end of the year. So ’23 is 50,000 vehicles; however, that said, Magna can easily double that production for us—in the current manufacturing facility—to 100,000. And we’re already exploring additional capacity, potentially opening in the U.S. eventually as well. So, you know, capacity is not an issue, and this platform has already been designed—as I’ve mentioned earlier—to be produced in several hundred thousands a year. And there’s already another OEM which has signed up for this platform or is going to use this platform, so that means we have volume from the beginning, and that’s why we are, you know, cash-flow-positive in 2023. It’s really unique for any start-up for an EV company.

Joseph Spak:	Yeah. Henrik, you mentioned, sort of, you know, the batteries and the battery size and the Magna platform allowing you to offer the larger battery you need, which sort of opens up different segments as well. But does the Magna relationship come with battery sourcing, or is that something you’re going to have to do on your own and what’s the plan there? And then, maybe similarly for the eDrive system, is that a Magna product, or is that something you’re going to have to source separately?

Henrik Fisker:	No, no. I mean this platform is complete with everything. It’s with the entire power train. Everything has already been integrated into the vehicle. So this is a full platform with everything included. There is currently two battery suppliers for this vehicle, and these batteries have already been integrated. And it really just depends on you know – what we see right now is the supply of batteries that we thought that it might suddenly become tight, but we are kind of seeing that there’s probably enough capacity or more than we thought. We need in the automotive industry an analyst. I think what we’re going to see over the next couple of years is that there’s been so many battery manufacturers - battery factories under construction, that we’re actually seeing enough capacity. So, with this particular vehicle, we have two of the largest battery manufacturers in the world as part of the supply chain.

October 20, 2020

Joseph Spak:	If I read the release correctly, it also looked like you have a component-sourcing agreement with another manufacturer, and I think it would appear to help you with the validation for their parts and certainly costs as well. Can you talk a little bit about what parts—you know, for the rest of the vehicle—away from the EV platform, you would look to leverage from that arrangement? And are there still some components of the vehicle you do actually need to source yourself?

Henrik Fisker:	No. So, I mean, the Magna platform has been completely developed. All the suppliers are there. But as we go into detail, we might look at certain areas of the vehicle to either customize it more to our brand, or we may even look at some additional cost efficiencies, which, by the way, is part of the whole Magna deal—that we are looking to cost-optimize even from where we are right now. And we have—we are in discussions with several suppliers. One is, for instance, Volkswagen, where we had a great relationship with them. So we have discussed with them that we potentially can buy—or get them to bid on some parts. I mean, they make a lot of parts, Volkswagen. And they may have some parts that are advantageous to use in this vehicle. But this is really a bidding process that you do with many different suppliers. In the end, there are two criteria that you kind of lead with to choose a supplier. One is that you get the specifications and quality you want, and the other is the pricing. So that’s something that will be going on through the next six months – finalizing all these different supply deals. Because, obviously, Magna has integrated all this, but now we are going out suppliers and executing them our volume. And then you get the final-final pricing and negotiations with that.

Joseph Spak:	Yeah. You know, just a question, which I think comes up a lot with some of the newer companies here, and given your strategy as well, is your IP and competitive advantage. I know like you mentioned earlier the flexible platform, the adaptive design. But, you know, how else would you sort of describe what is proprietary to Fisker and what will give you that competitive advantage in the marketplace?

October 20, 2020

Henrik Fisker:	So, what’s proprietary to us is, first of all, that we can launch these vehicles way faster, for lower cost than anybody else. Secondly, when it comes to the actual development within Fisker, obviously within our design—extra and inter and proprietary—the technology we develop is really in software. We have opened up an innovation center in Silicon Valley called SourceCode, which is run by our CTO, Burkhard Huhnke, which for many years worked with Volkswagen actually. And she is also a chip maker. We will eventually be building our own chips. You know, as I mentioned earlier, the number one technology in vehicles in the future is software and the chips that you have. So it’s not any more who makes the axels of a car, or who stamps this piece of metal. We think all this is commodities, and, yes, the existing car industry is great at doing it. But the investments in that is gigantic and it’s not something that we think we need to do. We don’t need to build the seating frame or stamp a certain piece of metal that nobody sees that sits in the bottom of the car. Our IP is largely around software. Getting, for instance, a long range in the battery, one part, as I mentioned, is a large battery, but the other part is the software. So you can see already that some traditional car makers, despite having the same size battery as a Tesla, still can’t get the range that Tesla has. Tesla has led in range since they started and, even with seven years gone by, still there’s no traditional car maker who’s been able to beat Tesla in range. And that’s not because they can’t put a big battery; it’s because it really means you need to understand the internals of a battery—just the battery management system, how you use the battery. And that’s something that we are building up our team to be experts in. You know, I have 13 years’ experience in this business, and I understand the fundamentals of how we need to do this. And I think that’s going to be another of our competitive advantages when we come out with our vehicles. Finally, besides the product, our proprietary area is also in our app that we are using with our customers. You know, one of the advantages going directly to our customers via an app is that we actually can communicate directly with the customers – we have all their phone numbers, we have a mailing list. It’s a very unique thing within the car industry, whereas normally a car company will not really interact with their own customers. It’s done through dealers. And it’s a one-time sale, and then you may never see that customer again, and I think this is where we’re going to make a huge difference. If you think about our flexible lease – if you think about we make, let’s say—I’m just going to give a number—100,000 cars a year eventually. Now, if we were flexible with the lease amount, that means every year we add another 100,000 to our fleet, which means every year you increase the revenue beyond the vehicles you produced that year. And that’s something that’s not really traditional in the car industry, and that is really unique in our business model.

October 20, 2020

Joseph Spak:	Yeah, so I want to get into a couple things you touched on there. You know the vehicle, the brand and certainly the lease. So maybe that’ll be the next focus of questions here. First, let’s I guess start with the Ocean. The first product I think you said is going into production in ’22. What can customers expect, and how are you positioning the vehicle? Who do you view as the competition, especially given some of your commentary early on about how, you know, people interact with mobility now—different than generations ago?

Henrik Fisker:	Yes, I mean, first of all, our vehicle is designed to be a premium luxury vehicle but is not priced that way, and I think that’s the real fundamental difference for our competition. You know, there are other SUVs that may be coming out. There are crossover vehicles that are going to be costing $60, $70, $80,000. But our vehicle is going to be as competitive as any of those, but it’s going to start at $37,499 dollars. And that means that, after the federal tax incentive—which we will have $200,000 after the first 200,000 vehicles—it can be purchased for as little as $30,000. That is incredibly competitive; I mean, I don’t think there’s anybody even coming near that. And that can only be done because of our lean business model and our platform strategy and our Magna deal. So that’s the number one. Now, on the product itself, we have specifically designed this vehicle to look like an SUV and not a hatchback, so most of the crossovers coming out are more hatchback-like. And we think that there’s a huge potential market for that because the fact is that the fastest-growing market globally is SUVs—and gasoline SUVs. So we see a huge market potential here, in this price class. I mean, just alone in the U.S., there’s over 300 million of these priced vehicles sold every year. So for us to sell 50,000, even if all of them were sold in the U.S., would be a very little market share. So the potential is huge. And that brings me to, you know, who’s our competitors? You know, we’re not here to take customers away from people who already drive electric vehicles, because that’s not the big market. I mean, if somebody comes, that’s great, I mean we already have some. But the real big potential is the vehicles that are currently driving around gasoline vehicles. I mean, there’s over 80 million gasoline vehicles produced every year. That’s the real market potential. I think everybody now knows that we are going to move into electrification. And, despite the existing carmakers coming out with the electric vehicles—it is clear to, I think, most people that the real attractiveness of an EV start-up is that we only make EVs. That’s all we do. That’s what we are experts in. And that’s what the attraction is, for the customers to say, you know, “If I’m going to get out of my gasoline SUV and get into an electric vehicle SUV. Then I might as well make the big jump and get one from a real, pure, electric vehicle company because, when I come home, my neighbor can see I bought an electric vehicle and we’ll have something to talk about. Whereas if I came home with the same old brand, and now it’s just electric, nobody knows, nobody cares—and by the way, that car company isn’t really saving the planet.” So I think you’re going to see a dramatic shift once, for instance, we come out with our electric vehicle. I think we’re going to have huge demand. I think we’re going to be so well priced, and I think most of our customers will come from premium brands with gasoline SUVs today, because people are going to be ready to jump into something—a type of vehicle they would like to have and a cool vehicle that is affordable.

{Crosstalk}

October 20, 2020

Dan Galves:	And Joe, this is Dan. I just wanted to add one thing to that. I think it gets back to the habits of tomorrow’s consumer and what they want. Tomorrow’s consumer wants to configure, reserve and buy a vehicle on their app, without having to sit in a dealership for hours and get four or five different dealers involved to make sure that they are getting the lowest price. They want to make sure that they’re getting the same price that everyone else is, at the same time, and that’s what we’re offering as well.

Joseph Spak:	Yeah, thanks for that. You know, I think one of the things that’s sort of proven very difficult in automotive is that—you know, arguably Tesla has done pretty well—is building a brand. So how does Fisker plan to make customers aware of the product, build their brand equity? And maybe, if you could, even lean into what are some of the customer acquisition assumptions imbedded in the model?

Henrik Fisker:	So, we have a very detailed marketing plan, where we are opening up experience centers both in Europe and in the U.S. We’ll open our first one in May next year in Los Angeles, and then we’ll start rolling them out all over the U.S. and Europe so that that’s a place you can go and, of course, see the vehicle, experience the vehicle and experience the brand. Secondly, you know, we have a pretty good history of having attracted a lot of celebrities to when we officially launched the Fisker Karma. And we already have several celebrities which have either invested in the company or came in as brand ambassadors. We’re going to be announcing some of them here later in the week. I mean, one of them is Gerard Butler, for instance, that’s on board. And I think we’re going to see a lot of excitement coming out from some of these celebrities as they start tweeting about what they’re doing and eventually getting into the car. And then we have a host of events planned as well. We have also engaged in extreme e-racing, which is a very low-cost way of entering racing, and it’ll probably be fully funded by sponsors. That’s a racing program which have right now have signed up about—TV globally—for about 77 million viewers. We have one of the groups, they’re having a team—and there will only be 10 or 12 teams, so not everybody can get in there. And then we have some other partnerships that we’re going to be announcing over the next three, four months—again, to bring awareness around our brand. And then I think a lot of it will happen organic. I mean, Tesla didn’t become Tesla overnight; there was a lot of organic things that happened, a lot of word of mouth. And I think we’re already starting to see a pretty good uptake in public relations as well. We have great media public relations. We’re close to Tesla, Nissan and Aston Martin, Simon Sproul. And we are going to, I think, come out with a lot of interesting news that will catch a lot of the media. We have already, by the way, had a lot of media, I think during the last couple months. And I think once we move into the public market, I think we’ll continue having that media presence.

October 20, 2020

Joseph Spak:	Maybe—moving on to the lease strategy, which you alluded to earlier. So no fixed term, a flexible lease. Can you talk to us a little bit more about how that works and then also, just, you know, from an accounting perspective, since it’s not fixed—you’re not sure exactly how long maybe customers stay in—how do you handle that? Is there an imbedded assumption of how long customers stay in that lease? And then, related, I guess—since this is sort of, you know, a newer strategy, a newer vehicle—I’m assuming that there’s a plan to get those vehicles off your balance sheets. So what’s the plan there? But, because it is new, do you have to assume some sort of haircut to residual value in order to securitize for the unknown factor?

Henrik Fisker:	So I think, you know, when you think about Fisker—generally everything we do—you should throw everything out of your brain about what you know about the car industry, because we are doing everything different. And we’re doing that with the lease as well. So normally in a lease, of course what happens is, you know, you go to a dealer and you lease a car, let’s say for $50,000 dollars, and a bank is financing that $50,000 dollars, and that lease is probably for three years. And after those three years to have to sell the car, probably an option, for about half the price. So the other half you’re paying will be three years. That’s a traditional lease. Now the issue with the traditional lease is you’re very dependent on resale value and, as soon as somebody drives this car off the lot, it falls about 20-25% in value. So now, let’s say it’s worth only $37,500. But the bank ended up financing the MSRP, which includes the dealer margin and the OEM margin. In our case, we already have a securitization for our lease. We already have talked to several banks. And why are we able to get our vehicles financed when it was very hard for even some of the new start-ups to get their lease financed? The reason is that we are not financing an MSRP because we only ask that—which means, when we build a vehicle, let’s say that would theoretically sell for $50,000 dollars, the price is probably $35,000 dollars to build it. And that’s what the bank was financing. So, when you drive out the door with that vehicle, it may drop to $37,500 in value, but the bank only financed $35,000. So this is a great deal for the bank because they’re never underwater. Secondly, because of the flexible lease, we are owning this asset and we are planning to, when somebody gives back to the vehicles, put it back out in the field again for a slightly lower price. And we do that minimum over eight years. So we do not need to sell this vehicle offload, like normal leases after three years and take a huge haircut, as you said. So over these eight years, we make in some instances more than 200% on this vehicle, meaning way, way more revenue than a one-time sale. Now, if somebody gives back, let’s say you lease a vehicle and for whatever reason—you might lose your job or you want to give it back after three months—well, in this case, you’re not on the hook; you just give it back. Now, you do lose your down payment. So, in that case, we actually earn more money on this vehicle because you lose your down payment. However, you lose the freedom to do it. And now we take this vehicle back, we polish it up, we put it back out in the field for a slightly lower price. And we do that—could be five, six, seven people over eight years—and what we have done is we have talked—so we have, by the way, two large dealer groups, just early investors in Fisker—and we spent a lot of time with them to understand how people think about leases and how long they want to have a car. And what we came to a conclusion after understanding the data—is that most people don’t really want a car four three to four years. They only sign up for it because that’s how long the lease is, so they can afford it. Most people would like a car from 18 months to two years, and that’s what we factored into our business model. We have even factored in an only 85% pay rate, which means we have factored in that some vehicles may come back some weeks before they go back out in the field. Now, we have a deal with a sort of MOU with Cox Automotive, which is servicing fleets and doing logistics for fleets all over the U.S., so they have plenty of warehousing for us that we can use. So this is a pretty detailed model we have worked out with such high profit margins that, even if it turns out that we would have vehicles that may not go out as quick as we thought, there’s so much margin in there. Finally, of course, we’re a start-up company, so we can’t really afford to do a hundred percent leasing only in the beginning because that would mean that we have much less cash flow. So we will be selling a majority of the vehicles at least for the first year, as we start delivering vehicles into ’22 and well into ’23. So our business model is based on mostly sales in the first 12 months tend to be simply because of cash flow.

October 20, 2020

Joseph Spak:	Yeah, that was going to be one of my questions just because the cash impact. But as you get to a more steady stage, is there an idealized mix you’re aiming for between a flexible lease and the loan structure?

Henrik Fisker:	Yeah, so, as mentioned in the beginning, if you think about it—let’s say if we are, I don’t know, four years into our selling vehicles—in the fourth year, you now have vehicles that you may have leased in the first year; they’re completely paid off. But somebody’s driving around and paying us a monthly lease rate, but they’ve already been complete - that asset is free and clear; it’s paid off. So, the further we get, the more leases we can afford to put out and the more we increase our fleet. So I would say it probably would be three, four years until I see we can do more than 50% lease. But then, of course, it also depends on, can you go out and make a green bond, for instance? And how much can be financed? So, you know, at the end of the day, we’re going to have to look at what makes sense for us. But, for instance, we will definitely I think change the financing of the leases as we move into larger fleets of these vehicles.

Joseph Spak:	You know, on some of the numbers you turned sort of in, in your initial deck, you showed a gross margin range of 5 to 7½% to the base model and up to 29-33% for the higher-end package. I think, you know, as you mentioned earlier, that was on an estimated building materials—so, you know, one, I’d be curious if that’s sort of still roughly how you’re thinking about the model, and then, two, you know, you show the margins leading down to 21% in 2025, so it would seem to presume that you’re assuming a relatively sort of higher-end mix of vehicles, which makes sense, but I was wondering if you could sort of, you know, shed a little bit more light on the details in terms of what you’re assuming in the projections.

Henrik Fisker:	Yeah. Look, like I mentioned earlier on, our BOM is still within our business model. So we haven’t changed any of these forecasts. So that’s still how we think about it. And, secondly, you know, our vehicle have a price, of course, between $37,000 to $69,000. And of course, we are thinking of a model mix which lands us somewhere in the middle, which is not different from our competitors if you look at what they’re doing. So that’s pretty much something we are looking at – how does the market look like. Most people like to buy vehicles that has quite a lot of options on it. Secondly, we are working very closely with Magna to hit these BOM targets, and, in fact, beat them. Now coming out in the later years, one of the reasons have such a high profit margin, as mentioned earlier – we don’t have a dealer margin. We don’t have a huge overhead that we need to put on every car, which is normal in the car industry because you have thousands of engineers that are sitting in the seating department and the mirror department and the gas department. We don’t have that. So therefore, we have a much higher profit margin than any of our competitors and that’s something that we actually expect to continue with. We don’t want to build a traditional, old fashioned car company. We are a digital car company. Like I said we are like Apple-Foxconn. You know, this is the target. We are setting ourselves to be the most profitable car company in the world. And we believe for that you need to have a very, very lean organization and you’ve got to concentrate on what the consumer cares about and not what you care about.

October 20, 2020

Joseph Spak:	In a meeting, Beyond the Motion, I think you showed that and you’ve even alluded to on this call, you know, going into other segments and I understand that you are probably going to be somewhat limited for competitive reasons talking about the product roadmap. But maybe you could shed some light on what segments you think are most interesting for you that are sort of natural extensions for your brand.

Henrik Fisker:	So, you know, we think very different about product planning than probably any other car company, a traditional car company, where you normally just start looking at whatever the competition are doing and then you keep adding what the competition is doing. What we want to do is we want to open up and invent new market segments. I think the Fisker Ocean already is going to be the first real electric SUV specifically in that segment, and we have a lot of features that we feel is going to make it unique – California mode, all these types of things. So what we are looking at is the next vehicle needs to open up a new market. Something that, you know, is not currently there or at least is so radically different that the competition’s going to get a shock. And that’s what we are planning with our next vehicle. It’ll be on this platform and we are working on something that is really radical—I think will shock the market. And, you know, the first vehicle, the Fisker Ocean, is probably going to be the least extreme designed vehicle we’re going to have in our entire lineup when you look at us five years from now. We already announced we planned at least three more vehicles coming before ’25. We will have a version of our luxury Ocean. It’s being redesigned to be even more futuristic. By the way the interior of the Fisker Ocean is right now finished up with a slightly more futuristic interior, so we won’t be showing that until probably next year. When it comes to the next vehicles besides the one I just mentioned that will open up a new market niche, we are obviously looking at the growing trends of pickup trucks. I don’t think we really want to do a typical sort of working pickup truck in means of being used for hardcore work like a Ford F150, but I think we’re seeing a big trend towards potential lifestyle pickups truck where people may choose a pickup truck instead of an SUV because its maybe slightly more fun or cool, and you can even throw in some mountain bikes easily in the back and so on. So that’s definitely a segment that we’re exploring and have already done some work on. But, if we do it, again, it would have to be something really unique that sits in its own space far away from any natural competitor. I think that’s the best way to go into a market segment where you know you shock the competition. The great thing about automotive is that, you know, if you come out with a product that’s really different and you haven’t shown it to anybody, it’ll take the competitors at least three years to catch up because that’s how long it takes minimum. So maybe even four years. So you have the potential to make huge impact in certain segments. I mean that’s essentially what happened with Tesla in the beginning, simply because it came out and shocked everybody else and nobody could catch up quickly enough. So that’s our aim – not necessarily just enough to be an electric car, it has to be a unique vehicle coming into a new segment so you’re opening up a new segment. And that’s what we’re planning to do with our next three vehicles.

Joseph Spak:	That’s great. Well Henrik and Dan, a lot more we can obviously sort of dive into but we are at the top of the hour and so I did want to thank you for your time today and then for all the insights into Fisker and the exciting stuff going on. And thanks to all the investors who dialed in on the line as well. So once again, Henrik, Dan, thanks for joining us, and, operator, that will end today’s call. Thank you very much everyone.

Henrik Fisker:	Thank you very much. Thank you everybody. Take care.

Dan Galves:	Thanks, Joe.

Joseph Spak:	Bye.

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